Exhibit 99.1

June 18, 2012

FOR IMMEDIATE RELEASE

Contacts:

ANALYST		MEDIA
Tamera Gjesdal	Alan W. Greer	Cynthia A. Williams
Senior Vice President	Executive Vice President	Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1478
tgjesdal@BBandT.com	agreer@BBandT.com	cynthia.williams@BBandT.com

BB&T to redeem $3.1 billion in trust preferred securities

     WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) announced today that the trusts listed below will redeem in their entirety $3.1 billion in aggregate principal amount of issued and outstanding trust preferred securities. This move follows an announcement made by The Board of Governors of the Federal Reserve that proposes rules to phase-out the Tier 1 capital treatment for trust preferred securities.

     The issued and outstanding trust preferred securities will be redeemed on the redemption date specified for the securities in the notices that BB&T disseminated to the holders of the applicable securities.

     The securities identified below will be redeemed within 45 days from today in accordance with the terms governing these securities. BB&T is redeeming the securities pursuant to redemption provisions relating to the occurrence of a “Capital Treatment Event” (as defined in the documents governing those securities). In each case, the redemption price will be 100% of the liquidation amount of each trust preferred capital security, together with accrued and unpaid interest to the redemption date. The redemptions will be funded with available cash.

Trust	Security	Amount	CUSIP
BB&T Capital Trust I	5.85% Capital Securities	$500,000,000	05529MAA0
BB&T Capital Trust II	6.75% Cumulative Capital Securities	$600,000,000	05530AAA3
BB&T Capital Trust IV	Fixed to Floating Rate Capital Securities	$600,000,000	073294AA8
BB&T Capital Trust V	Fixed to Floating Rate Enhanced Trust	$450,000,000	05530J205
	Preferred Securities
BB&T Capital Trust VI	9.60% Enhanced Trust Preferred	$575,000,000	05531B201
	Securities
BB&T Capital Trust VII	8.10% Enhanced Trust Preferred	$350,000,000	05531H208
	Securities

-more-

About BB&T

     BB&T Corporation (NYSE: BBT) is one of the largest financial services holding companies in the U.S. with $174.8 billion in assets and market capitalization of $21.9 billion, as of March 31, 2012. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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